UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2005 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Nathan Lane North Plymouth, Minnesota		55442
(Address of Principal Executive Offices)		(Zip Code)

(763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On August 22, 2005, ev3 Inc. executed a Lease Agreement with Liberty Property Limited Partnership to rent approximately 31,718 square feet of space at 9600 54th Avenue North, Plymouth, Minnesota, for a term of fifty-two months commencing on November 1, 2005.  Pursuant to the Lease Agreement, the annual rent payment for the first twelve months of the term will be equal to $347,946.48, which will be payable in monthly installments equal to $28,995.54.  Thereafter, monthly rent will increase each year by approximately $750.  In addition to base rent, ev3 Inc. will pay 63.41% of the annual operating expenses of the building which are estimated to be $131,312.52.  ev3 Inc. has the option to terminate the agreement in the event that the City of Plymouth does not approve an interim use permit for additional parking at the facility on or before September 30, 2005, but ev3 Inc. must reimburse the landlord for tenant improvements incurred prior to the date of termination up to an amount not to exceed $200,000.  ev3 Inc. intends to use the location for its corporate headquarters which in turn will allow for further expansion of its manufacturing capabilities at its facility located at 4600 Nathan Lane North, Plymouth, Minnesota.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 26, 2005	ev3 Inc.

	By:	/s/ Patrick D. Spangler
	Name:	Patrick D. Spangler
	Title:	Chief Financial Officer and Treasurer